Exhibit 99.2

Healthcare Triangle, Inc Announces Closing of $15.2 Million PIPE Offering

PLEASANTON, CA - February 28, 2025 (NEWMEDIAWIRE) - Healthcare Triangle, Inc (NASDAQ: HCTI) (“HCTI” or the “Company”), a leader in digital transformation solutions, including managed services, cloud enablement, cybersecurity, and data analytics for the healthcare and life sciences industries, today announced the closing of its previously announced PIPE offering  for gross proceeds of approximately $15.2 million, prior to deducting placement agent fees and other expenses payable by the Company. The entire transaction was priced at the market under Nasdaq rules.

The PIPE offering consists of 36,190,485 units (each a “Unit”), with each unit consisting of (i) one share of common stock or one pre-funded warrant to purchase one share of common stock at an exercise price of $0.00001 per share, (ii) one series A warrant to purchase one share of common stock at an exercise price of $0.84 (subject to adjustments), and (iii) one series B warrant to purchase one share of common stock at an exercise price of $0.84 (subject to adjustments). The price per Common Unit was $0.42 (or $0.41999 per Unit in the case of units that include pre-funded warrants). Additional details on the transaction will be available in the Company’s Form 8-K, which will be filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Aggregate net proceeds to the Company were approximately $13.68 million, after deducting placement agent fees and other expenses payable by the Company. The Company expects to use the net proceeds from the offering, together with its existing cash future acquisitions, general corporate purposes, and working capital requirements.

Based on receiving approximately $13.68 million in net proceeds from the Unit offering, the Company believes as of February 28, 2025, it is in compliance with Nasdaq’s minimum $2,500,000 stockholders’ equity requirement.

RBW Capital Partners LLC (a division of Dawson James Securities, Inc.) and Spartan Capital Securities, LLC acted as the co-placement agents in connection with the offering. Sichenzia Ross Ference Carmel LLP acted as counsel to the Company. Manatt, Phelps & Phillips, LLP acted as counsel to the placement agents.

The common  stock, the pre-funded warrants, the series A warrants, the series B warrants and the common stock issuable upon the conversion of the pre-funded warrants, the series A warrants, and the series B warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthcare Triangle, Inc.

Healthcare Triangle, Inc. based in Pleasanton, California, reinforces healthcare progress through breakthrough technology and extensive industry knowledge and expertise. We support healthcare including hospitals and health systems, payers, and pharma/life sciences organizations in their effort to improve health outcomes through better utilization of the data and information technologies that they rely on. Healthcare Triangle achieves HITRUST Certification for Cloud and Data Platform (CaDP), marketed as CloudEzTM, DataEzTM and readabl.AI. HITRUST Risk-based, 2-year (r2) Certified status demonstrates to our clients the highest standards for data protection and information security. Healthcare Triangle enables the adoption of new technologies, data enlightenment, business agility, and response to immediate business needs and competitive threats. The highly regulated healthcare and life sciences industries rely on Healthcare Triangle for expertise in digital transformation encompassing the cloud, security and compliance, identity management, data lifecycle management, healthcare interoperability, and clinical and business performance optimization. www.healthcaretriangle.com.

Forward Looking Statements

This press release may contain information about Healthcare Triangle, Inc.’s view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Company Contact:

Media: Thyagarajan Ramachandran, CFO; rt@healthcaretriangle.com

Investor Relations Contact :1-800-617-9550; ir@healthcaretriangle.com